Exhibit 21.1

SECURITIES Issuance AND EXCHANGE AGREEMENT

This Securities Issuance and Exchange Agreement (this “Agreement”) is dated as of February 28, 2023, between Pressure BioSciences, Inc., a Massachusetts corporation (the “Company”), and Clayton A. Struve (the “Purchaser”).

WHEREAS, the Company has determined that it is in its best interests to issue shares of a newly created series of Preferred Stock (as defined below) to the Purchaser in exchange for (i) all unpaid accrued interest owed to the Purchaser up to February 22, 2023 from his purchase of $9,393,150 of a series of secured convertible promissory notes issued to the Purchaser by the Company from November 15, 2019 up to August 31, 2021; (ii) unpaid accrued Series AA dividends owed to the Purchaser from the purchase issued by the Company from a series of Series AA Preferred Stock from May 2, 2018 up to February 22, 2023; and (iii) the conversion of $1,535,500 of certain secured convertible promissory notes purchased by the Purchaser from the Company, all totaling $10,017,212 (collectively the “Debt”) and decided by the Purchaser to include in this Agreement on Schedule A, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder; and

WHEREAS, the Purchaser desires to receive Shares of Preferred Stock (as defined below) in exchange for all Debt, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act.

“Articles of Amendment” means the Articles of Amendment to the Company’s Restated Articles of Organization, as amended, in the form of Exhibit A attached hereto, that includes a Certificate of Designation setting forth the rights, preferences, powers, privileges, restrictions, qualifications and limitations of the Preferred Stock.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States, or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

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“Closing” means the approval and issuance of the Shares of Preferred Stock in exchange for the Debt pursuant to Section 2.1.

“Closing Date” means the date on which the Company completes the issuance of the Shares of Preferred Stock in exchange for the Debt.

“Common Stock” means the common stock of the Company, par value $.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Conversion Shares” means such shares of Common Stock which, from time to time, have been issued, or may be issuable, upon conversion of the Preferred Stock.

“Debt” means unpaid accrued interest, unpaid Series AA dividends, and those certain convertible promissory notes owned by the Purchaser and listed on Schedule A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Liens” means a lien, liability, charge, security interest, encumbrance, pledge, right of first refusal, preemptive right or other restriction of any kind, nature or description.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(a).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

“Preferred Stock” means the Series CC Convertible Preferred Stock of the Company, $.01 par value, issued or issuable to the Purchaser pursuant to this Agreement with such rights, preferences, powers, privileges, restrictions, qualifications and limitations as are set forth in the Certificate of Designation included in the Articles of Amendment and attached on Schedule B.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(d).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(f).

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares of Common Stock” shall have the meaning ascribed to such term in Section 2.2(a).

“Shares of Preferred Stock” shall have the meaning ascribed to such term in Section 2.2(a).

“Unpaid Accrued Interest” shall mean all earned and unpaid accrued interest owed to the Purchaser from all outstanding convertible loans and Series AA Preferred Stock currently held by the Purchase up until the Closing of this Agreement, see Section 2.2(a).

ARTICLE II.
ISSUANCE AND EXCHANGE

2.1 Articles of Amendment. On or before the Closing, the Company shall adopt and file with the Secretary of the Commonwealth of Massachusetts the Articles of Amendment.

2.2 Purchase, Exchange and Sale.

(a) Effective upon the Closing and subject to the terms and conditions set forth herein, (i) the Company hereby issues to the Purchaser that number of shares of Preferred Stock Series CC that represents a number of Common Stock Equivalents (“CSE”) that is the result of the total debt being exchanged (Schedule A) divided by $2.50 (the “Shares of Preferred Stock”), and (ii) the Purchaser hereby assigns, transfers and delivers to the Company all of the Purchaser’s right, title and interest in and to the amount of the Debt, free and clear of all Liens, in exchange for the Shares of Preferred Stock.

(b) The Closing and issuance of the Shares of Preferred Stock in exchange for the debt shall take place on February 28, 2023, at the offices of the Company, remotely via the exchange of documents and signatures, or on such other date or at such other location or by such other means as the parties shall mutually agree.

2.3 Closing Deliveries.

(a) On or prior to the Closing (except as otherwise required below, or agreed to between Company and Purchaser), the Company shall deliver or cause to be delivered to the Purchaser a certificate or certificates registered in the name of the Purchaser representing the Shares of Preferred Stock.

(b) On or prior to the Closing (or following the closing, if agreed to between Company and Purchaser), the Purchaser shall deliver or cause to be delivered to the Company an IRS Form W-9 completed with respect to the Purchaser in accordance with the instructions accompanying such form.

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2.4 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the exchange of the Debt and issuance of the Shares of Preferred Stock to the Purchaser at the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Purchaser contained herein;

(ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by the Purchaser of the items set forth in Section 2.3(b) of this Agreement.

(b) The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein (except that the representations and warranties of the Company contained herein that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects when made and on the Closing Date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by the Company of the items set forth in Section 2.3(a) of this Agreement.

ARTICLE III.REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

(a) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its Restated Articles of Organization, as amended, and bylaws. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

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(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of each of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than the Required Approvals. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery, and performance of this Agreement by the Company and the sale and issuance of the Shares of Preferred Stock do not and will not (i) conflict with or violate any provision of the Company’s Restated Articles of Organization, as amended, or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery, and performance by the Company of this Agreement, other than (i) the filing of the Articles of Amendment with, and the acceptance of such filing by, the Secretary of the Commonwealth of Massachusetts, (ii) if determined necessary by the Company, the filing of Form D with the Commission and such filings, if any, as are required to be made under applicable state securities laws and (iii) any approvals required under the Company’s Restated Articles of Organization, as amended, as determined by the Company (collectively, the “Required Approvals”).

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(e) Issuance of Shares of Preferred Stock. The Shares of Preferred Stock are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, non-assessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in this Agreement, applicable federal and state securities laws and Liens created by or imposed by the Purchaser. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Company’s Restated Articles of Organization, as amended, will be validly issued, non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable federal and state securities laws and Liens created by or imposed by a Purchaser.

(f) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) Exchange Act Registration. No Registration has been filed.

(h) Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the exchange and issuance of the Shares of Preferred Stock by the Company to the Purchaser as contemplated hereby.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as follows:

(a) Organization; Authority. The Purchaser has full legal capacity to execute and deliver this Agreement and the documents representing the Debt and to consummate the transactions contemplated by this Agreement and otherwise to carry out his obligations hereunder. This Agreement has been, and the documents the Debt will be, duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(b) Own Account. The Purchaser understands that the Shares of Preferred Stock are “restricted securities” and have not been registered under the Securities Act or any applicable state or other securities law and is acquiring the Shares of Preferred Stock as principal for his own account and not with a view to or for distributing or reselling such Shares of Preferred Stock or any part thereof in violation of the Securities Act or any applicable state or other securities law, has no present intention of distributing any of such Shares of Preferred Stock in violation of the Securities Act or any applicable state or other securities law, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares of Preferred Stock (this representation and warranty not limiting the Purchaser’s right to sell the Shares of Preferred Stock or the Conversion Shares in compliance with the Securities Act and any applicable state or other securities laws) in violation of the Securities Act or any applicable state or other securities law.

(c) Purchaser Status. At the time the Purchaser was offered the Shares of Preferred Stock, the Purchaser was, on the date hereof he is, and on the Closing Date he will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d) Experience of Such Purchaser. The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares of Preferred Stock and has so evaluated the merits and risks of such investment. The Purchaser understands that the purchase of the Shares of Preferred Stock involves substantial risk. The Purchaser is able to bear the economic risk of an investment in the Shares of Preferred Stock and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. The Purchaser is not purchasing the Shares of Preferred Stock as a result of any advertisement, article, notice or other communication regarding the Shares of Preferred Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Provision of Information. The Purchaser has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Shares of Preferred Stock, the Debt and the finances, operations and business of the Company; and (ii) the opportunity to request such additional information which the Company possesses or can acquire without unreasonable effort or expense. All of the Purchaser’s questions have been answered to his satisfaction and such Purchaser has received all of such requested additional information.

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(g) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other Person with respect to the transactions contemplated by this Agreement.

(h) Residency. The residence or principal place of business of the Purchaser is set forth below the Purchaser’s signature on the signature page to this Agreement, and all communications between the Purchaser and the Company regarding the transactions contemplated by this Agreement took place within or from the state of such residence or principal place of business.

(i) Ownership of Shares of Common Stock. Not Applicable.

(j) Acknowledgement. Such Purchaser acknowledges that the Company has relied upon the representations and warranties of the Purchaser set forth in this Section 3.2 in its determination that no registration under the Securities Act is required for the sale and issuance of the Shares of Preferred Stock by the Company to the Purchaser as contemplated by this Agreement.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Shares of Preferred Stock and the Conversion Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Shares of Preferred Stock and the Conversion Shares other than pursuant to an effective registration statement under the Securities Act or Rule 144, or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement.

(b) Certificates evidencing the Shares of Preferred Stock and the Conversion Shares will contain the following legend or such other legend as may be reasonably appropriate under the Securities Act so long as is required by this Section 4.1:

THE OFFER AND SALE OF THIS SECURITY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, SUCH SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

If the Purchaser or other holder of the Shares of Preferred Stock or the Conversion Shares is not an Affiliate of the Company, certificates evidencing the Shares of Preferred Stock or the Conversion Shares shall not contain any legend (including the legend set forth in Section 4.1(b), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such securities pursuant to Rule 144, (iii) if such securities are eligible for sale under Rule 144 without limitations, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities Exchange Commission). The Company agrees that at such time as such legend is no longer required with respect to such securities under this Section 4.1(b), promptly following the delivery by the Purchaser to the Company or its transfer agent of a certificate representing such securities, it will deliver or cause to be delivered to the Purchaser a certificate representing such securities that is free from all restrictive and other legends.

4.2 Reservation of Common Stock. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Conversion Shares pursuant to the conversion of the Shares of Preferred Stock.

ARTICLE V.
MISCELLANEOUS

5.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.2 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

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5.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second Business Day following the date of mailing, if sent by internationally recognized overnight courier service for next business day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4 Amendments; Waivers. No provision of this Agreement may be waived, amended, modified or terminated except in a written instrument signed, by the Company and by the Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Purchaser may not assign any or all of his rights under this Agreement to any Person without the prior written consent of the Company.

5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

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5.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of The Commonwealth of Massachusetts, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement, and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees, or agents) shall be commenced exclusively in the state and federal courts sitting in The Commonwealth of Massachusetts. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Boston for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper or is an inconvenient venue for such Proceeding. The parties hereby waive all rights to a trial by jury.

5.9 Execution. This Agreement may be executed in two counterparts, each of which when taken together shall be considered one and the same agreement and shall become effective against the Company and the Purchaser when counterparts have been signed by the Company and the Purchaser and delivered to each other, it being understood that the Company and the Purchaser need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.11 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase and Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Pressure BioSciences Inc.	Address for Notice:
By: Name: Richard T. Schumacher Title: President and Chief Executive Officer	14 Norfolk Avenue South Easton, MA 02375 Facsimile: (508) 580-1829 E-Mail: rschumacher@pressurebiosciences.com Attention: Richard T. Schumacher

Purchaser:	Address for Notice:

[_____________________]
Name: Accredited Investor	[_____________________] Facsimile: E-Mail:

Taxpayer Identification Number: On File at the Company

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Schedule A

Series AA – dividend (8%)

● Accrued Dividend (May 2, 2018 – Dec 31, 2022)	$6,028,158
● Accrued Dividend (Jan 1, 2023 – Feb 22, 2023)	$197,967
$6,226,125¹
Promissory Notes – interest (10%)

● Accrued Interest (Nov 15, 2019 – Dec 31, 2022)	$2,120,306
● Accrued Interest (Jan 1, 2023 – Feb 22, 2023)	$135,281
$2,255,587²
Promissory Notes (“PN”)

● November 15, 2019	$320,000
● January 2, 2020	$330,000
● January 23, 2020	$247,500
● January 29, 2020	$363,000
● February 12, 2020	$275,000
$1,535,500³

Total Debt to be Exchanged into Series CC Equity:	$10,017,212
Purchase Price for each share of Preferred Stock Series CC:	$25,000.00
Number of Shares of Series CC Preferred Stock Purchased:	400.6885

No. of Common Stock Equivalents (CSE) from the Series CC:	4,006,885

¹Accrued Series AA Dividends as of February 22, 2023 = $0.00

²Accrued Promissory Note (“PN”) Interest as of February 22, 2023 = $0.00

³PN Principal as of February 22, 2023 = $9,393,150 - $1,535,500 = $7,857,650

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Schedule B

1. Series CC Preferred Stock Designation and Rank.

(a) Designation. The designation of such series of the Preferred Stock shall be the Series CC Convertible Preferred Stock, par value $0.01 per share (the “Series CC Preferred Stock”). The maximum number of shares of Series CC Preferred Stock shall be Two Thousand (2,000) shares.

(b) Rank. The Series CC Preferred Stock shall rank prior to the common stock, par value $0.01 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by its terms does not rank on a parity with or senior to the Series CC Preferred Stock (“Junior Stock”). The Series CC Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends.

(a) Quarterly Dividends. The holders of shares of the Series CC Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to 8% of the Liquidation Preference Amount (as defined below), calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from February 22, 2023. Accrued and unpaid dividends shall compound on a quarterly basis, and shall be, except as set forth in Section 2(b) below, payable in cash. The first such dividend payment shall be due and payable on March 31, 2023, with subsequent dividend payments due and payable on June 30, September 30, and December 31, 2023. Each year thereafter, dividend payments shall be due and payable on March 31, June 30, September 30, and December 31 (each a “Dividend Payment Date”). All accrued and unpaid dividends, if any, shall be mandatorily paid immediately prior to the earlier to occur of (i) a liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up under Section 4(b) hereof) of the Company (a “Liquidation”), or (ii) a Voluntary Conversion pursuant to Section 5 hereof (the “Mandatory Dividend Payment Date”).

(b) Payment of Dividends. At the option of the Company in compliance with this Section 2(b), the Company may pay dividends on the Series CC Preferred Stock in shares of Common Stock, with each share of Common Stock being valued for this purpose as the VWAP (as hereafter defined) of the Common Stock for the five trading days immediately prior to the Dividend Payment date. In order to pay the dividends in Common Stock, the Company must provide the holders of the Series CC Preferred Stock with at least 10 days’ notice, prior to the Dividend Payment Date, of its election to pay a regularly scheduled dividend in shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice). In the event the Company fails to provide such notice, the dividend shall be payable in cash. Notwithstanding the above, no dividend shall be paid in Common Stock (i) in connection with a Liquidation, (ii) if such payment would cause the limitations on beneficial ownership set forth in Section 7 hereof to be exceeded or (iii) unless the shares of Common Stock received upon such payment shall be freely salable by the recipient pursuant to a then effective registration statement.

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(c) Junior Stock Dividends. The Company shall not declare or pay any cash dividends on or make any other distributions with respect to or redeem, purchase, or otherwise acquire for consideration, any shares of Junior Stock unless and until all accrued and unpaid dividends on the Series CC Preferred Stock have been paid in full. In all events, Junior Stock dividends shall be subject to the restrictions set forth in Section 3(a) below.

3. Voting Rights.

(a) Class Voting Rights. The Series CC Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as more than ten percent (10%) of the Series CC Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series CC Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series CC Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized Preferred Stock, ranking prior to the Series CC Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series CC Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series CC Preferred Stock; (iii) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise), shares of the Company’s Junior Stock; (iv) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series CC Preferred Stock; (v) effect any distribution with respect to Junior Stock or parity stock; (vi) reclassify the Company’s outstanding securities; or (vii) effect a transaction with one or more persons or entities whereby such other persons or entities will own more than the 50% of the outstanding shares of Common Stock following such transaction (“Change in Control Transaction”).

(b) General Voting Rights. Except with respect to transactions upon which the Series CC Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Massachusetts law, the Series CC Preferred Stock shall have no voting rights. The Common Stock into which the Series CC Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

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4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series CC Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $25,000.00 per share (the “Liquidation Preference Amount”) of the Series CC Preferred Stock, on a pro rata and pari passu basis with any parity stock (the “Pari Passu Preferred Stock”), together with all accrued but unpaid dividends, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series CC Preferred Stock and any series of preferred stock or any other class of stock on a parity as to rights on liquidation, dissolution or winding up, with the Series CC Preferred Stock, then all of said assets will be distributed among the holders of the Series CC Preferred Stock, the Pari Passu Preferred Stock and the other classes of stock on a parity with the Series CC Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series CC Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series CC Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series CC Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series CC Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series CC Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

Notwithstanding the foregoing, at the option of the holder of Series CC Preferred Shares, such holder may elect to convert the entire Liquidation Preference Amount into shares of Common Stock pursuant to a Voluntary Conversion as set forth in Section 5(a), effective immediately prior to liquidation event.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale or transfer of more than 50% of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall be, at the election of the holders of 75% of the Series CC Preferred Stock, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a liquidation pursuant to this Section 4(b), the Series CC Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

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(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series CC Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. The holder of Series CC Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series CC Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series CC Preferred Stock held by such person, together with accrued but unpaid dividends thereon, into a number of fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series CC Preferred Stock being converted thereon divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. The Company shall keep written records of the conversion of the shares of Series CC Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series CC Preferred Stock upon complete conversion of the Series CC Preferred Stock.

(b) Mechanics of Conversion. The Voluntary Conversion of Series CC Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series CC Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) with respect to the final conversion of shares of Series CC Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date but in no event later than five (5) business days after such date the original certificates representing the shares of Series CC Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

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(ii) Company’s Response. Within two (2) business days following the Conversion Notice delivery date (the “Registered Share Delivery Date”), the Company shall transmit the shares of Common Stock to the holder by crediting the account of the holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the shares to or resale of the shares by the holder. Within three (3) business days following the Conversion Notice delivery date (the “144 Share Delivery Date”), the Company shall transmit the shares of Common Stock to the holder by crediting the account of the holder’s prime broker with The Depository Trust Company through the DWAC system if the Company is then a participant in such system and the shares are eligible for resale by the holders without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the holder. In case of conversion under this Section 5 of only a part of the shares of Series CC Preferred Stock represented by a certificate surrendered to the Company, the Company shall issue and deliver a new certificate for the number of shares of Series CC Preferred Stock which have not been converted, upon receipt of the original certificate or certificates representing shares of Series CC Preferred Stock so converted. Until such time as the certificate or certificates representing shares of Series CC Preferred Stock which have been converted are surrendered to the Company and a certificate or certificates representing the Common Stock into which such shares of Series CC Preferred Stock have been converted have been issued and delivered, the certificate or certificates representing the shares of Series CC Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series CC Preferred Stock have been converted. The Company shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series CC Preferred Stock.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than three (3) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within three (3) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within three (3) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series CC Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(v) Company’s Failure to Timely Convert. If within three (3) business days of the Company’s receipt of the Conversion Notice (the “Share Delivery Period”) the Company shall fail to issue and deliver to a holder the undisputed number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series CC Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue, the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the VWAP (as defined below) of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (prorated for partial months) until such payments are made. “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal market or exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the holder. If the Company and the holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 5(b)(iii) above. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(c) Company Forced Conversion. The Company shall have the right, subject to satisfaction of the conditions in this Section 5(c), to cause the conversion of all shares of Series CC Preferred Stock into Common Stock (“Forced Conversion”). The Company shall deliver prior written notice to the Holder at least ten (10) business days (“Forced Conversion Notice”) prior to the effective date (the “Forced Conversion Effective Date”) of such Forced Conversion. Following the effectiveness of a registration statement permitting the resale of the Conversion Shares held by holders of the Series CC Preferred Stock the Company may effectuate a Forced Conversion if either of the following conditions are satisfied as of the Forced Conversion Effective Date: (i) the VWAP of the Common Stock shall equal or exceed 300% of the Conversion Price for either 10 consecutive trading days, or 15 of 25 consecutive trading days immediately preceding the date of the Forced Conversion Notice; or (ii) listing of the Common Stock on any national securities exchange (NYSE, NYSE American or Nasdaq). The Company shall not have an obligation to register the Conversion Shares of the shares of Series CC Preferred Stock that are issued pursuant to any exchange of previously issued securities.

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Upon any Forced Conversion, all accrued but unpaid dividends shall be paid and the Company shall transmit the shares of Common Stock to the holder by crediting the account of the holder’s prime broker with The Depository Trust Company through DWAC if the Company is then a participant in such system, and otherwise by physical delivery to the holder. If within three (3) business days of the Forced Conversion Effective Date, the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such Forced Conversion, in addition to all other available remedies which such holder may pursue, the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(c) and to which such holder is entitled, and (B) the VWAP of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(c). If the Company fails to pay the additional damages set forth in this Section 5(c) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (prorated for partial months) until such payments are made.

If any shares of Series CC Preferred Stock cannot be fully converted into Common Stock of the Company upon a Forced Conversion due to the Conversion Restriction, such shares of Series CC Preferred Stock shall remain unconverted. However, upon such Forced Conversion until such time as the shares of Series CC Preferred Stock are in fact converted into Common Stock, the following rights, preferences, and privileges of the Series CC Preferred Stock shall be of no further force or effect: dividend rights pursuant to Section 2; anti-dilution rights pursuant to Section 5(e)(vi); liquidation preference pursuant to Section 4; and the additional covenants set forth in Section 8.

(d) Conversion Price. The term “Conversion Price” shall mean $2.50 per share, subject to adjustment under Section 5(e) hereof.

(e) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

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(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series CC Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series CC Preferred Stock been converted into Common Stock immediately prior to such event (or the record date for such event, if applicable) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series CC Preferred Stock.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series CC Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series CC Preferred Stock shall have the right thereafter to convert such share of Series CC Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series CC Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

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(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series CC Preferred Stock shall have the right thereafter to convert such share of Series CC Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series CC Preferred Stock into the Company’s Common Stock prior to the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series CC Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series CC Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Subsequent Equity Sales. If, at any time while shares of Series CC Preferred Stock are outstanding, the Company or any subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice outstanding securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any security convertible or exchangeable into Common Stock (a “Common Stock Equivalent”), entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section in respect of an Exempt Issuance (as hereafter defined). The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion. Notwithstanding the foregoing, if any shares of Series CC Preferred Stock cannot be fully converted into Common Stock of the Company upon a Forced Conversion due to the Conversion Restriction, such shares of Series CC Preferred Stock shall remain unconverted. However, upon such Forced Conversion this Section 5(e)(vi); shall be of no further force or effect in accordance with Section 5(c).

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(a) For the purposes hereof, an Exempt Issuance shall mean: the issuance of (a) shares of Common Stock or options or other stock based awards to employees, officers or directors and consultants of the Company pursuant to the Company’s stock or option plans existing as of the date hereof, to employees, officers or directors and consultants of the Company pursuant to a written agreement, provided that such shares of Common Stock are not registered and carry no registration rights other than on Form S-8, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the original Issue Date of this Series CC Preferred Stock, provided that such securities have not been amended or has a provision, since the date of this Agreement, to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. An Exempt Issuance shall not include any Change in Control Transaction.

(vii) Consideration for Stock. In case any shares of Common Stock or convertible securities other than the Series CC Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible securities, shall be issued or sold in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the non-surviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible securities , rights or warrants or options, as the case may be.

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(viii) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(f) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series CC Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series CC Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series CC Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 130% of the Liquidation Preference Amount of the Series CC Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series CC Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series CC Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series CC Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series CC Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series CC Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

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(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series CC Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series CC Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series CC Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the VWAP of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

(k) Reservation of Common Stock. The Company shall, so long as any shares of Series CC Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series CC Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series CC Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series CC Preferred Stock are at any time convertible (without regard to the limitations on conversion set forth in Section 7 hereof). The initial number of shares of Common Stock reserved for conversions of the Series CC Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series CC Preferred Stock based on the number of shares of Series CC Preferred Stock held by each holder at the time of issuance of the Series CC Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series CC Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved, and which remain allocated to any person or entity which does not hold any shares of Series CC Preferred Stock, shall be allocated to the remaining holders of Series CC Preferred Stock, pro rata based on the number of shares of Series CC Preferred Stock then held by such holder.

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(l) Retirement of Series CC Preferred Stock. Conversion of Series CC Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or upon the Forced Conversion Effective Date. The Company shall keep written records of the conversion of the shares of Series CC Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series CC Preferred Stock upon complete conversion of the Series CC Preferred Stock.

(m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series CC Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights. No holder of the Series CC Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restriction.

Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series CC Preferred Stock convert shares of the Series CC Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of all of the Common Stock outstanding at such time (the “Conversion Restriction”); provided, however, that upon a holder of Series CC Preferred Stock providing the Company with sixty-one (61) days’ notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series CC Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series CC Preferred Stock referenced in the Waiver Notice.

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8. Additional Covenants. For as long as there has not been a Forced Conversion, the Company shall not: (i) issue any variable priced equity or variable priced equity linked securities; or (ii) issue any additional shares of preferred or convertible debt that rank in terms of liquidation preference or any other priority senior to the Series CC Preferred Stock, without prior written permission of holder of 75% of the then outstanding shares of Series CC Preferred Stock. In addition, the Company agrees that upon listing of the Common Stock on any national securities exchange (NYSE, NYSE American or Nasdaq), the Company will not issue any Common Stock or Common Stock equivalents at a price below the initial listing price on any such exchange for a period of 12 months from the date of listing.

9. Inability to Fully Convert.

(a) Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale or such shares cannot be sold pursuant to Rule 144 for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series CC Preferred Stock pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale in such holder’s name, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and pursuant to Section 5(b)(ii) above and, with respect to the unconverted Series CC Preferred Stock, the holder, solely at such holder’s option, can elect, in addition to other remedies available to such holder, within five (5) business days after receipt of notice from the Company thereof to:

(i) require the Company to redeem from such holder those shares of Series CC Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder’s Conversion Notice (“Mandatory Redemption”) at a price per share equal to 120% of the Liquidation Preference Amount as of such Conversion Date (the “Mandatory Redemption Price”);

(ii) if the Company’s inability to fully convert Series CC Preferred Stock pursuant to Section 9(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder’s Conversion Notice and pursuant to Section 5(b)(ii) above;

(iii) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series CC Preferred Stock that were to be converted pursuant to such holder’s Conversion Notice (provided that a holder’s voiding its Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice).

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In the event a Holder shall elect to convert any shares of Series CC Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or of said shares of Series CC Preferred Stock shall have issued and the Company posts a surety bond for the benefit of such Holder in an amount equal to 130% of the amount of shares of Series CC Preferred Stock the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(b) Mechanics of Fulfilling Holder’s Election. The Company shall immediately send via facsimile to a holder of Series CC Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 9(a) above, a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice, (ii) the number of Series CC Preferred Stock which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder shall notify the Company of its election pursuant to Section 9(a) above by delivering written notice via facsimile to the Company (“Notice in Response to Inability to Convert”).

(c) Payment of Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 9(a)(i) above, the Company shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Company’s receipt of the holder’s Notice in Response to Inability to Convert, provided that prior to the Company’s receipt of the holder’s Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all shares of Common Stock issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 2(c). If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 9(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series CC Preferred Stock may have, such unpaid amount shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those Series CC Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such Series CC Preferred Stock, and (iii) require that the Conversion Price of such returned Series CC Preferred Stock be adjusted to the lesser of (A) the Conversion Price and (B) the lowest VWAP of the Common Stock during the period beginning on the Conversion Date and ending on the date the holder voided the Mandatory Redemption.

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(d) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Series CC Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series CC Preferred Stock pursuant to this Section 9, the Company shall convert and redeem from each holder of Series CC Preferred Stock electing to have Series CC Preferred Stock converted and redeemed at such time an amount equal to such holder’s pro-rata amount (based on the number shares of Series CC Preferred Stock held by such holder relative to the number shares of Series CC Preferred Stock outstanding) of all shares of Series CC Preferred Stock being converted and redeemed at such time.

10. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than 75% of the then outstanding shares of Series CC Preferred Stock, shall be required (a) for any change to this Certificate of Designation or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series CC Preferred Stock or (b) for the issuance of shares of Series CC Preferred Stock.

11. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series CC Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion, and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series CC Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series CC Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series CC Preferred Stock and shall not be construed against any person as the drafter hereof.

14. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series CC Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power, or privilege.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 28th day of February 2023.

By:

Title:

Dated:

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EXHIBIT I

PRESSURE BIOSCIENCES, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series CC Preferred Stock of Pressure BioSciences, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series CC Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of Pressure BioSciences, Inc., a Massachusetts corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted: _______

Stock certificate no(s). of Preferred Shares to be converted: ________

The Common Stock have been sold pursuant to the Registration Statement (as defined in the Registration Rights Agreement): YES ____ NO____

The holder wishes to exercise on a cashless basis: YES _____              NO_____

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock
to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended: _________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

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DocuSign Envelope ID: 9FAA0F58-0250-4DE3-A78F-D7AB49D83D31

PRESSURE BIOSCIENCES, INC.
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert that certain number of shares of **Series D, Series G, Series H, Series H2, Series J and Series K** Convertible Preferred Stock (the "Preferred Stock") indicated below and outlined in Schedule A into shares of common stock, par value $0.01 per share (the "Common Stock") of Pressure BioSciences, Inc., a Massachusetts corporation (the "Company"), according to the conditions hereof, as of the date written below.

If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the Company will pay all transfer taxes payable with respect thereto and is delivering herewith such conversion notices as may be required by the Company in accordance with the respective purchase agreements. No fee will be charged to the Holder for any conversion.

By signature below, the undersign attests that he has not been an Affiliate of Pressure BioSciences over the past ninety (90) days.

Conversion calculations:

- Date to Effect Conversion: February 28, 2023
- Number of Shares of Preferred Stock owned prior to Conversion: 101,154
- Number of Shares of Preferred Stock to be Converted: 101,154
- Share Value of Preferred Stock to be Converted: Various (See Schedule)
- Number of shares of Common Stock to be issued: 493,540.
- Applicable Conversion Price: Various (See Schedule)
- Preferred Stock Shares After Conversion: NONE

Address for Delivery: Computershare Trust Company, N.A.

Account Name: Clayton A. Struve
Account Number: C0000110361

DocuSigned by:
By: Clayton A. Struve
E86888EA430E484...
Name: Clayton A. Struve

By:____________________________
Approved: Richard T. Schumacher
President, PBI

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DocuSign Envelope ID: 9FAA0F58-0250-4DE3-A78F-D7AB49D83D31

Pressure BioSciences Inc.

Address for Notice:

Purchaser:

DocuSigned by:
Clayton A Struve
Name: Clayton A. Struve

Address for Notice:

[ ]
[ ]
Facsimile:
E-Mail:

Taxpayer Identification Number: On File at the Company

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